Exhibit 99.1

Onstream Media Corporation Reports Fourth Quarter and Fiscal 2011 Results

-- Company Achieves Record Cash from Operating Activities (before changes in working capital) for the year, as well as Quarterly and Annual Revenue Records --

POMPANO BEACH, FL, January 13, 2012 – Onstream Media Corporation (NASDAQ: ONSM), a leading online service provider of live and on-demand corporate audio and web communications, virtual event technology and social media marketing, reported today its financial results for the fourth fiscal quarter and the year ended September 30, 2011.

Financial Highlights

•    Cash flow from operating activities (before changes in current assets and liabilities) for the year ended September 30, 2011 was $271,000, compared to cash used in operating activities of approximately $211,000 for the previous fiscal year. This is the first time in our company’s history this measurement has been positive for a full year.

•    Gross margin of $2.8 million for the three months ended September 30, 2011, representing 64.8% of total revenues, was an increase of 4.6% as compared to the year-ago quarter. Gross margin for fiscal 2011 was $11.8 million, an increase of 5.9% compared to gross margin for fiscal 2010 and representing 66.5% of total revenues.

•    Onstream’s net loss for the three months ended September 30, 2011 was approximately $2.5 million, a 3.2% decrease as compared to a net loss of approximately $2.6 million for the fourth quarter of fiscal 2010. These losses included non-cash expenses for goodwill impairment ($1.7 million and $1.6 million, respectively) as well as other non-cash expenses, which are discussed in more detail below.

•    Onstream’s fiscal 2011 net loss was approximately $5.2 million, a 44.0% decrease as compared to a net loss of approximately $9.3 million for fiscal 2010. These losses included non-cash expenses for goodwill impairment ($1.7 million and $4.7 million, respectively) as well as other non-cash expenses, which are discussed in more detail below.

Financial Discussion

The approximately $288,000, or 7.1%, increase in consolidated revenues for the three months ended September 30, 2011 was primarily due to higher sales from the Company's Audio and Web Conferencing Services Group, which were approximately $2.5 million for the three months ended September 30, 2011. This $2.5 million from the Audio and Web Conferencing Services Group represented an increase of approximately $208,000, or 9.1%, from the corresponding period of the prior fiscal year, primarily a result of increased audio conferencing revenues in the Infinite division.

The Infinite division’s revenues of $1,997,662 for the fourth quarter of fiscal 2011 represented a new record high for that division. Furthermore, the fourth quarter of fiscal 2011 included Infinite’s first month ever in excess of 10 million minutes, which month in turn contained a single daily record of almost 700,000 minutes.

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Digital Media Services Group revenues were approximately $1.9 million for the three months ended September 30, 2011, an increase of approximately $80,000, or 4.5%, from the corresponding period of the prior fiscal year, primarily due to an increase in Webcasting division revenues. Webcasting division revenues included an approximately 21.1% growth in revenues from webcasting services provided to the following governmental entities: the State of California, the California State Department of Technology Services, the California State Board of Equalization, the United States Nuclear Regulatory Commission and the Internal Revenue Service.

Onstream recognized $271,000 positive cash flow from operating activities (before changes in current assets and liabilities) for the year ended September 30, 2011, compared to cash used in operating activities of approximately $211,000 in the previous fiscal year. This represented an improvement of approximately $482,000 and the first time in our company’s history this measurement has been positive for a full fiscal year. Even with the seasonal reduction in revenues that we historically experience in our fourth fiscal quarter, cash used in operating activities (before changes in current assets and liabilities) was only approximately $13,000 for the three months ended September 30, 2011.

Onstream’s net loss for the three months ended September 30, 2011 of approximately $2.5 million included approximately the same amount of non-cash expenses ($2.5 million, net of non-cash income). The primary non-cash expenses included in that net loss were a $1.7 million impairment loss on goodwill, as well as depreciation and amortization and certain items (employee compensation, professional fees and interest) paid with equity. Onstream’s fourth quarter fiscal 2011 net loss of approximately $2.5 million, or $(0.22) per share was based on 11.4 million weighted average shares outstanding and represented a 3.2% decrease from the fourth quarter fiscal 2010 net loss of approximately $2.6 million, or $(0.33) per share, which was based on 8.0 million weighted average shares outstanding.

Onstream’s fiscal 2011 net loss of approximately $5.2 million included approximately $5.5 million of non-cash expenses (net of non-cash income). The primary non-cash expenses included in that net loss were a $1.7 million impairment loss on goodwill and $1.5 million depreciation and amortization, as well as certain items (employee compensation, professional fees and interest) paid with equity. Onstream’s fiscal 2011 net loss of approximately $5.2 million, or $(0.52) per share was based on 10.0 million weighted average shares outstanding and represented a 44.0% decrease from the fiscal 2010 net loss of approximately $9.3 million, or $(1.20) per share, which was based on 7.7 million weighted average shares outstanding.

Management Commentary

Randy Selman, President and Chief Executive Officer of Onstream Media, commented, “We are pleased that we were able to accomplish new revenue records in the most recently completed fiscal year and quarter, continuing our achievement of such records in the previous recent quarters. Our fourth quarter revenues, while seasonally lower than third quarter revenues as expected, grew 7.1% year-over-year. We also saw a 6.0% increase in our revenues for the entire fiscal year. Looking forward to fiscal 2012, we believe that our legacy business, including conferencing and webcasting services, as well as our anticipation of the start of meaningful revenues from our MarketPlace365 platform, will continue to drive our revenue growth.”

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Mr. Selman added, “We are also pleased to report positive cash flow from operating activities (before changes in current assets and liabilities) for an entire fiscal year for the first time in our history.  Addressing cash flow going forward, based on our results for the year ended September 30, 2011, revenues for the quarter ended December 31, 2011 and expense reductions already implemented by us that will affect fiscal 2012, we estimate that even with no increase from historic revenue levels our operations would result in sufficient cash flow to adequately fund all but approximately $515,000 of our anticipated ongoing cash expenditures through September 30, 2012, including capital expenditures and debt service. Since we expect to see year-over-year increases in gross margin exceeding that amount for the remaining nine months of fiscal 2012, we expect our operations to cover all of our cash requirements for the next fiscal year, although we may still choose to accept additional financial investment in the company if necessary to finance worthy initiatives.”

 “We continued to strengthen our balance sheet in the fourth quarter of 2011,” continued Mr. Selman. “Our liability under certain convertible debentures was reduced by $140,000 as a result of conversion to common shares and we paid off other debt and other current liabilities using proceeds of approximately $668,000 received from sale of our common stock. We also extended the maturity dates of $350,000 of our remaining debt, in some cases beyond the end of fiscal 2012.”

“Despite our lackluster stock price, these very positive revenue and operating cash flow results support our continuing confidence in our corporate strategy.  Accordingly, we believe that the market will reflect the value we have created and the further progress we expect as we continue to execute our strategy,” concluded Mr. Selman.

Teleconference

Management will hold a conference call on Tuesday, January 17, 2012 at 4:30 p.m. ET to discuss its financial results for the three and twelve months ended September 30, 2011, as well as provide an outlook for fiscal 2012. Management discussion will be followed by an open Q&A session. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=84469 or by calling 1-888-645-4404 or 201-604-0169. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=84469.

About Onstream Media

Onstream Media Corporation (NASDAQ:ONSM) is a leading online service provider of live and on-demand corporate audio and web communications, virtual event technology and social media marketing. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The company's MarketPlace365® solution enables publishers, associations, tradeshow promoters and entrepreneurs to rapidly and cost effectively self deploy their own online virtual marketplaces. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, BT Conferencing, Qwest and Trade Show News Network (TSNN). For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

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Cautionary Note Regarding Forward Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Media Relations:

Investor Relations:

Chris Faust

Jeff Ramson

FastLane Communications

ProActive Newsroom

973-582-3498

212-792-4321

cfaust@fast-lane.net

jramson@proactivecrg.com

Financial Tables Follow

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ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30,		Three months Ended September 30,
	2011	2010	2011	2010
			(unaudited)
REVENUE:
Audio and web conferencing	$ 7,595,779	$ 6,831,900	$ 1,997,661	$ 1,793,131
Webcasting	6,088,804	5,741,022	1,393,938	1,290,808
DMSP and hosting	1,973,311	2,037,337	440,844	469,225
Network usage	1,912,604	1,876,116	470,062	460,181
Other	130,206	207,731	46,417	47,196
Total revenue	17,700,704	16,694,106	4,348,922	4,060,541

COSTS OF REVENUE:
Audio and web conferencing	2,441,849	1,986,328	698,259	529,940
Webcasting	1,639,469	1,541,171	432,690	375,883
DMSP and hosting	901,248	898,272	173,997	184,604
Network usage	853,290	797,849	208,240	200,783
Other	89,908	348,020	18,541	76,370
Total costs of revenue	5,925,764	5,571,640	1,531,727	1,367,580

GROSS MARGIN	11,774,940	11,122,466	2,817,195	2,692,961

OPERATING EXPENSES:
General and administrative:
Compensation	8,655,143	8,276,677	2,096,408	1,908,477
Professional fees	1,959,746	2,015,249	525,020	482,843
Other	2,224,649	2,262,848	595,189	531,130
Impairment loss on goodwill and other intangible assets	1,700,000	4,700,000	1,700,000	1,600,000
Depreciation and amortization	1,489,650	1,923,460	372,225	385,731
Total operating expenses	16,029,188	19,178,234	5,288,842	4,908,181

Loss from operations	(4,254,248)	(8,055,768)	(2,471,647)	(2,215,220)

OTHER EXPENSE, NET:
Interest expense	(1,270,395)	(1,376,176)	(246,278)	(413,532)
Gain from adjustment of derivative liability to fair value	198,193		117,055
Other income, net	131,488	151,372	79,861	23,271

Total other expense, net	(940,714)	(1,224,804)	(49,362)	(390,261)

Net loss	$ (5,194,962)	$ (9,280,572)	$ (2,521,009)	$ (2,605,481)

Loss per share – basic and diluted:

Net loss per share	$ (0.52)	$ (1.20)	$ (0.22)	$ (0.33)
Weighted average shares of common stock outstanding – basic and diluted	9,988,585	7,726,575	11,394,838	7,997,154

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ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2011	September 30, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 290,865	$ 825,408
Accounts receivable, net of allowance for doubtful accounts	2,453,390	2,805,420
Prepaid expenses	580,185	316,591
Inventories and other current assets	139,099	125,000
Total current assets	3,463,539	4,072,419
PROPERTY AND EQUIPMENT, net	2,714,676	2,854,263
INTANGIBLE ASSETS, net	785,927	1,284,524
GOODWILL, net	10,696,948	12,396,948
OTHER NON-CURRENT ASSETS	104,274	104,263
Total assets	$ 17,765,364	$ 20,712,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 1,573,703	$ 2,553,366
Accrued liabilities	1,193,473	1,066,960
Amounts due to directors and officers	396,392	374,124
Deferred revenue	96,437	141,788
Notes and leases payable – current portion, net of discount	1,533,966	1,904,214
Convertible debentures, net of discount	407,790	1,626,796
Total current liabilities	5,201,761	7,667,248
Notes and leases payable, net of current portion and discount	11,962	120,100
Convertible debentures, net of discount	1,031,870	815,629
Detachable warrants, associated with sale of common shares and Series A-14 Preferred	188,211	386,404
Total liabilities	6,433,804	8,989,381

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A-13 Convertible Preferred stock, par value $.0001 per share, authorized 170,000 shares, 35,000 issued and outstanding	3	3
Series A-14 Convertible Preferred stock, par value $.0001 per share, authorized 420,000 shares, 420,000 issued and outstanding	42	42
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 11,779,521 and 8,384,570issued and outstanding, respectively	1,177	838
Additional paid-in capital	140,291,514	135,453,812
Unamortized discount	(146,418)	(297,422)
Accumulated deficit	(128,814,758)	(123,434,237)
Total stockholders’ equity	11,331,560	11,723,036
Total liabilities and stockholders’ equity	$ 17,765,364	$ 20,712,417

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